UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2006

Crown Castle International Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16441	76-0470458
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

510 Bering Drive

Suite 600

Houston, TX 77057

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (713) 570-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 – ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 1, 2006, certain subsidiaries (“Borrowers”) of Crown Castle International Corp. (“Company”), including Crown Castle Operating Company (“CCOC”), entered into a credit agreement with a syndicate of lenders (“Credit Facility”), pursuant to which such lenders agreed to provide the Borrowers with a $1.25 billion credit facility, consisting of a $1.0 billion senior secured term loan maturing on June 1, 2014 (“Term Loan”) and a $250 million senior secured revolving credit facility maturing May 31, 2007 (“Revolver”).

The Credit Facility is secured by a pledge of certain equity interests of certain subsidiaries of the Company, as well as a security interest in CCOC’s deposit accounts and securities accounts. The Credit Facility is guaranteed by the Company and certain of its existing and future subsidiaries.

A portion of the proceeds of the Term Loan were used to repay CCOC’s previously existing revolving credit facility, under which $295 million was outstanding at the time of repayment. The remaining proceeds of the Credit Facility are expected to be used to fund the previously announced planned acquisition of Mountain Union Telecom for approximately $309 million and for general corporate purposes, which may include the financing of capital expenditures, acquisitions and purchases of the Company’s securities. Availability under the Revolver at any time will be determined by certain financial ratios.

Borrowings under the Term Loan bear interest at a rate per annum, at the Borrowers’ election, equal to the prime rate of The Royal Bank of Scotland plc plus 1.25% or LIBOR plus 2.25%. Borrowings under the Revolver bear interest at a rate per annum, at the Borrowers’ election, equal to the prime rate of The Royal Bank of Scotland plc plus 1.00% or LIBOR plus 2.0%. For both the Revolver and the Term Loan, interest on prime rate loans is due monthly, while interest on LIBOR loans is due at the end of the interest period (one, two, three or six months) for which such LIBOR rate is in effect.

The Credit Facility requires the Company and the Borrowers to maintain compliance with certain financial covenants and places certain restrictions on the ability of the Company and/or certain of its subsidiaries to, among other things, incur debt and liens, purchase Company securities, make capital expenditures, dispose of assets, undertake transactions with affiliates, make other investments and pay dividends.

The Credit Facility contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to other indebtedness (including defaults under the Indenture between Crown Castle Towers LLC, Crown Castle South LLC, Crown Communication Inc., Crown Castle PT Inc., Crown Communication New York, Inc. and Crown Castle International Corp. de Puerto Rico, as Issuers, and JPMorgan Chase Bank, N.A., as Indenture Trustee, dated as of June 1, 2005), and certain events of bankruptcy and insolvency.

The above summary of the Credit Facility is qualified in its entirety by reference to the complete terms and provisions of the Credit Facility filed herewith as Exhibit 10.1.

ITEM 7.01 – REGULATION FD DISCLOSURE

On June 1, 2006, the Company issued a press release announcing (1) that certain of its subsidiaries have entered into the Credit Facility and (2) that it has updated certain elements of its outlook for second quarter 2006 and full year 2006. The June 1, 2006 press release is furnished herewith as Exhibit 99.1 to this Form 8-K.

1

ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated June 1, 2006, by and among Crown Castle Operating Company and Crown Castle PR LLC, as the borrowers, Crown Castle International Corp., Crown Castle Towers 05 LLC, Crown Castle Towers 06 LLC, Crown Castle Operating LLC, and LM Acquisitions LLC as guarantors, the several banks and other financial institutions or entities from time to time parties thereto, and The Royal Bank of Scotland plc, as administrative agent

99.1	Press Release dated June 1, 2006

The information in Item 7.01 of this Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ E. Blake Hawk
Name:	E. Blake Hawk
Title:	Executive Vice President and General Counsel

Date: June 1, 2006

3

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement, dated June 1, 2006, by and among Crown Castle Operating Company and Crown Castle PR LLC, as the borrowers, Crown Castle International Corp., Crown Castle Towers 05 LLC, Crown Castle Towers 06 LLC, Crown Castle Operating LLC, and LM Acquisitions LLC as guarantors, the several banks and other financial institutions or entities from time to time parties thereto, and The Royal Bank of Scotland plc, as administrative agent

99.1	Press Release dated June 1, 2006

4